Exhibit 10.3

September 17, 2004

Mr. J. Timothy Howard
Vice Chairman and Chief Financial Officer
Fannie Mae
3900 Wisconsin Avenue, NW
Washington, DC 20016

Dear Tim:

The Fannie Mae Board of Directors proposes that the following amendments be made to your Employment Agreement, executed by Fannie Mae in April 2004 and previously amended on June 30, 2004:

•  Amend Section 4.1(b) to read as follows:

(b) For Cause: Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment for “Cause,” which shall mean that Employee has (A) materially harmed the Corporation by, in connection with his service under this Agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (B) been convicted of, or pleaded nolo contendere with respect to, a felony. The Corporation by written notice may terminate Employee’s employment for Cause at any time following the occurrence of an event described in (B). Employee shall not be deemed to have been terminated for Cause following the occurrence of an event described in (A) unless the Corporation shall have provided (i) reasonable notice to Employee setting forth the Corporation’s intention to terminate for Cause, (ii) where remedial action is feasible, a reasonable opportunity for such action, (iii) an opportunity for Employee, together with his counsel, to be heard before the Board and (iv) Employee with a notice of termination stating that Employee was guilty of the conduct set forth in this Section 4.1(b)(A) and specifying the particulars thereof in detail. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that his

J. Timothy Howard
September 17, 2004

action or omission was in the best interests of the Corporation.

•  Amend Section 5.2 to read as follows:

Section 5.2. Termination for Cause. In the event of a Termination of Employment for Cause, Employee shall not be entitled to any payments or benefits except as follows: Employee shall be entitled to all of Employee’s Base Salary which has accrued to the date of termination and any benefits or awards (whether of options, stock or other property) which have vested prior to such date. The Corporation shall have no further obligations to Employee.

If you agree to the foregoing, please so indicate by signing the enclosed copy of this letter in the space indicated below and returning a fully executed copy of the letter to my attention, whereupon your Employment Agreement will be amended.

Sincerely,

/s/ Anne Mulcahy

Anne Mulcahy
Chairman, Compensation Committee

AGREED TO AND ACCEPTED:

/s/ J. Timothy Howard	September 20, 2004

J. Timothy Howard	Date